Results of a Special Meeting of Shareholders
On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Directors. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On            Votes For      Votes Against
Abstentions Broker Non-Votes
New Management Agreement  212,878,039.244    4,685,940.870
6,865,684.677  12,098,540.000

Election of Directors
Nominees:           Votes For  Votes Against
Abstentions
Dwight B. Crane           228,230,672.532    8,006,967.857
390,564.402
Burt N. Dorsett          228,140,141.659      8,097,498.730
290,564.402
Elliot S. Jaffe          228,111,810.910     8,125,829.479
290,564.402
Stephen E. Kaufman  228,102,866.014     8,134,774.375
290,564.402
Cornelius C. Rose, Jr.   228,146,884.885      8,093,152.414
288,167.492
R. Jay Gerken       228,046,277.043      8,191,363.346
290,564.402